UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2022 (May 27, 2022)

United States Steel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16811	25-1897152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Grant Street,

Pittsburgh, PA 15219-2800

(Address of Principal Executive Offices, and Zip Code)

(412) 433-1121

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	X	New York Stock Exchange
Common Stock	X	Chicago Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Sixth Amended and Restated Credit Agreement

On May 27, 2022, United States Steel Corporation (the “Corporation”), as the borrower, and certain subsidiary guarantors entered into a Sixth Amended and Restated Credit Agreement dated as of May 27, 2022 (the “Sixth Amended and Restated Credit Agreement”) with the lenders party thereto, certain LC issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent. In addition, J.P. Morgan Securities LLC and ING Capital LLC served as joint sustainability structuring agents. The Sixth Amended and Restated Credit Agreement amends and restates the Corporation’s Fifth Amended and Restated Credit Agreement, dated as of October 25, 2019 and subsequently amended as of September 30, 2020 (the “Prior Credit Agreement”).

The Sixth Amended and Restated Credit Agreement provides for a $1.75 billion sustainability-linked loan facility, with a scheduled maturity date of May 27, 2027. Similar to the Prior Credit Agreement, the Sixth Amended and Restated Credit Agreement may be terminated prior to its scheduled maturity date if, under certain circumstances, the Corporation does not meet certain liquidity requirements set forth therein.

Similar to the Prior Credit Agreement, the fixed charge coverage ratio must not be less than 1.00 to 1.00 when aggregate facility availability is less than the greater of (i) 10% of the maximum facility availability (an amount equal to the lesser of the aggregate lender commitments on such date and the aggregate borrowing base on such date) and (ii) $140 million (revised from $200 million in the Prior Credit Agreement).

The Sixth Amended and Restated Credit Agreement also includes other changes to the negative covenants, such as revising the liens covenant to govern liens on assets constituting collateral, principal properties and equity interests of subsidiaries that own principal properties (as opposed to liens on any assets). In addition, the Sixth Amended and Restated Credit Agreement includes a new covenant in respect of certain specified receivables financings, which restricts proceeds of certain transferred receivables from remaining deposited in collection accounts and limits the aggregate amount of certain receivables.

Amended and Restated Security Agreements

In connection with the Sixth Amended and Restated Credit Agreement, the Corporation entered into a Third Amended and Restated Borrower Security Agreement, certain of the Corporation’s subsidiaries (collectively, the “Subsidiary Grantors”) entered into a Third Amended and Restated Subsidiary Security Agreement and the Corporation entered into a Second Amended and Restated Borrowed Canadian Security Agreement, each dated as of May 27, 2022 (collectively, the “Amended and Restated Security Agreements”), with JPMorgan Chase Bank, N.A. as collateral agent. Pursuant to the Amended and Restated Security Agreements, the Corporation and the Subsidiary Grantors granted to the collateral agent for the benefit of the Secured Parties (as defined in the Amended and Restated Security Agreements) liens on substantially all inventory of the Corporation and the Subsidiary Grantors, trade accounts receivable and other related assets.

The foregoing descriptions of the Sixth Amended and Restated Credit Agreement and the Amended and Restated Security Agreements do not purport to be complete and are qualified in their entireties by the copies of such agreements filed herewith as Exhibits 10.1, 10.2, 10.3 and 10.4.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On June 1, 2022, the Corporation issued a press release announcing the closing of the Sixth Amended and Restated Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Item 7.01 and Exhibit 99.1 is being furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and exhibits be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

Exhibit Number	Description

10.1	Sixth Amended and Restated Credit Agreement, dated as of May 27, 2022, among United States Steel Corporation, the Subsidiary Guarantors from time to time party thereto, the Lenders party thereto, the LC Issuing Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent.

10.2	Third Amended and Restated Borrower Security Agreement, dated as of May 27, 2022, between United States Steel Corporation and JPMorgan Chase Bank, N.A., as Collateral Agent.

10.3	Third Amended and Restated Subsidiary Security Agreement, dated as of May 27, 2022, between the Subsidiary Guarantors and JPMorgan Chase Bank, N.A., as Collateral Agent.

10.4	Second Amended and Restated Borrower Canadian Security Agreement, dated as of May 27, 2022, between United States Steel Corporation and JPMorgan Chase Bank, N.A., as Collateral Agent.

99.1	Press Release.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES STEEL CORPORATION

By:	/s/ Manpreet S. Grewal
Name: Manpreet S. Grewal
Title: Vice President, Controller & Chief Accounting Officer

Dated:	June 3, 2022